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                                                                   EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-23611) and related Prospectus, of Pacific Gulf Properties Inc. dated November 17, 1997 for the registration of $250,000,000 of common stock, preferred stock, debt securities and warrants and in the related Prospectus Supplement dated November 17, 1997 for the registration of 4,250,000 shares of the Company's common stock. We also consent to the incorporation by reference therein of our report dated February 13, 1997, with respect to the consolidated and combined financial statements and schedule of Pacific Gulf Properties Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1996 filed with the Securities and Exchange Commission and our reports: (a) dated October 17, 1997, with respect to the combined statement of revenues and certain expenses of the Industrial Portfolio Acquisition Properties for the year ended December 31, 1996 and (b) dated October 15, 1997, with respect to the combined statement of revenues and certain expenses of Eden Plaza/Eden Industrial for the year ended December 31, 1996, included in the Company's Current Reports on Form 8-K dated October 31, 1997 and Form 8-K/A dated November 18, 1997, filed with the Securities and Exchange Commission.


                                        /s/ ERNST & YOUNG LLP

Newport Beach, California
November 18, 1997